Exhibit 99.1

June 26, 2006

TO:  All Members

In recent weeks I’ve had the opportunity to visit with many of you at a series of outreach meetings the Federal Home Loan Bank of Boston (the Bank) has held throughout New England. One of the topics I have discussed at those meetings is a proposed capital regulation drafted by our regulator, the Federal Housing Finance Board, which is currently out for public comment.

The Bank’s board of directors agreed to submit a comment letter on the proposed capital regulation at its June 21, 2006, meeting. For your information, I have enclosed a copy of the letter. As you will note, the proposed regulation has serious implications for both the Bank and our members.

The comment period on the proposed capital rule ends on July 13, 2006. Should you wish to submit your own comment letter, you may direct it to:

By e-mail: comments@fhfb.gov
By fax: 202-408-2580
By regular mail:	Federal Housing Finance Board
1625 Eye Street NW
Washington, D.C. 20006
Attention: Public Comments

Please do not hesitate to contact either Chief Financial Officer Frank Nitkiewicz (617-292-9624) or myself if you would like to discuss the proposed regulation in further detail.

Sincerely,

Michael A. Jessee
President and Chief Executive Officer

Enclosure

June 21, 2006

Federal Housing Finance Board
1623 Eye Street, NW
Washington, D.C. 20006
Attention:  Public Comments

RE:  Proposed Rule on Excess Stock Restrictions and Retained Earnings Requirements for the Federal Home Loan Banks

The board of directors and management of the Federal Home Loan Bank of Boston (the Boston Bank) appreciate this opportunity to comment on the Federal Housing Finance Board’s (Finance Board) proposed regulation relating to excess stock and retained earnings. We share the Finance Board’s commitment to preserving a safe and sound Federal Home Loan Bank (FHLBank) System. However, we have concerns about several aspects of the proposed regulations which we think will either have unintended and unnecessary negative consequences for the FHLBanks or do not effectively satisfy the objective of a safe and sound capital structure. Our focus in this comment letter is to suggest proposed changes that we believe will enhance the Finance Board’s efforts to assure the continued financial health and vibrancy of the FHLBank System. We also encourage the Finance Board to engage in an extensive dialogue with the System’s shareholders and stakeholders before taking action on a final rule.

Retained earnings policy should reflect each FHLBank’s risk profile

Each FHLBank today is different from its sister FHLBanks. While sharing a common mission, they vary greatly in asset size, business plans, markets, and risk profiles. Accordingly, we believe any retained earnings policy adopted by the Finance Board should reflect both the complexity and diversity of the FHLBank System.

The Finance Board did, in fact, take such an approach when Stephen M. Cross, Director of the Office of Supervision, issued Advisory Bulletin 2003-AB-08, on August 18, 2003. The Advisory Bulletin directed each FHLBank to perform an annual risk assessment and assess the adequacy of its retained earnings, taking into account numerous financial and economic scenarios. The Advisory Bulletin also required the board of directors of each FHLBank to review the analysis, and, if necessary, adopt a plan to achieve an appropriate target of retained earnings.

The Advisory Bulletin was, in our view, thoughtful and prudent because it reflected the unique nature of each FHLBank. The process required each FHLBank to assess the adequacy of its retained earnings in light of its asset size, asset composition and risk profile. Management at the Boston Bank undertook a vigorous risk assessment, and based on this analysis, the board of directors adopted a retained earnings policy.

Throughout this process, management and the board of the Boston Bank worked closely with the Office of Supervision to assure its risk modeling and retained earnings policy met the standard intended in the Advisory Bulletin.

A key advantage of this approach was the fact that it required each of the twelve FHLBanks to perform a similar evaluation of its own risk profile and retained earnings adequacy. We believe that this effort spawned innovative methods to appropriately quantify the potential magnitude of threats to the net income stream, and therefore, the retained earnings base of the FHLBanks. Accordingly, we believe that it is not wise to discard these efforts in favor of a methodology that ignores risk. Rather, the Finance Board should capitalize on this research to develop an appropriate and justifiable risk-based framework for targeting retained earnings. Indeed, it is clear from the transcript of the March 8 Finance Board meeting that such a framework is the ultimate intent of the Finance Board. We believe that final action on the proposed rule should be delayed until this framework has been developed and vetted through the public comment process. To require the FHLBanks to implement a rule that will be replaced in nine to 18 months with a superior model is unnecessarily disruptive to both the FHLBanks and their shareholders.

The proposed rule issued by the Finance Board takes a different approach by mandating a “one size fits all” approach. The proposed rule establishes a formula by which each FHLBank must meet a retained earnings minimum of $50 million plus one percent of non-advance assets. While the Advisory Bulletin took into account the unique nature of each FHLBank and the composition of its balance sheet, the proposed rule fails to distinguish between a $60 billion FHLBank and one three or four times that size. Furthermore, the proposed rule does not distinguish one non-advance asset from another on an FHLBank’s balance sheet. The proposed rule requires the same retained earnings amount for a dollar of overnight investments and a dollar of 30-year fixed-rate mortgage loans. The proposed rule could have the perverse effect of incenting FHLBanks to take on more risk so as to generate additional income to more quickly achieve their retained earning target.

As noted, we believe the existing Advisory Bulletin sets out a logical formula for developing a robust retained earnings policy that appropriately distinguishes between differing FHLBank risk profiles. While it is only one of twelve models that have been developed for this purpose, we offer the model developed by the Boston Bank as one example of such a model (see Appendix A). We would welcome the opportunity to answer any questions that you may have about this model and to share our research with the Finance Board toward the end of developing a more appropriate retained earnings requirement for incorporation into the final regulations.

Alternatively, should the Finance Board prefer a more formulaic approach, we would encourage the elimination of the $50 million base in the proposed formula, and the

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adoption of appropriate risk weighting that distinguishes among classes of non-advance assets. At a minimum, the $50 million base should be reduced substantially for those FHLBanks that are not among the largest in the System.

Finally, assets on the books for liquidity purposes should be eliminated form the formula altogether. Particularly at a time when the FHLBanks are facing added liquidity pressures associated with compliance with pending Federal Reserve Operating Procedure No. 1152 (“OP-1152”) as of July 20, 2006, we do not believe that the FHLBanks should be discouraged from holding assets that can be demonstrated to support liquidity needs.

Increase percentage of net income FHLBanks may pay on dividends and allow longer period to achieve retained earning minimum.

The proposed rule restricts each FHLBank from paying more than 50 percent of net earnings until such time as an FHLBank attains its retained earnings minimum. We believe this requirement is draconian and could lead some members to reevaluate their investment in an FHLBank.

The Boston Bank has made a good faith effort to assess its risk and establish an appropriate schedule for increasing its retained earnings. We have done so in close collaboration with the Office of Supervision. As a result, the Boston Bank has continued to build significant retained earnings, having more than tripled its retained earnings level since June 30, 2003, without jeopardizing our relationship with members.

FHLBank members of all sizes evaluate their advance borrowings by examining the all-in cost of borrowing; that is, the pricing of advances together with the level of the dividend. Clearly, to the extent that the dividend yield from capital stock is lower than the cost of financing a member’s investment in capital stock, a borrowing member faces a higher cost of borrowing advances at a given rate as compared to competing alternatives. Should the cost of advances increase or the dividend level drop by too much, members may determine it is not economic to borrow from the FHLBanks. The mandate in the proposed regulation that a FHLBank pay in dividends no more than 50 percent of its net earnings would drop the Boston Bank’s dividend yield to less than 150 basis points under the average yield of three-month LIBOR, which is one proxy for members’ implicit financing cost to hold capital stock. Such a negative dividend spread would add at least seven basis points to the implied cost of borrowing advances, which in today’s competitive market for wholesale funds, would likely cause some members to eliminate or at least limit their FHLBank borrowings. A substantial loss of advances would lead to lower net income and the resulting sharp drop in net income would, in turn, only exacerbate the problem by further delaying eventual compliance with the retained earnings minimum requirement.

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By authorizing an FHLBank to pay a higher percentage of its net earnings in dividends for members — perhaps 80 percent (that equates to the 20 percent legal reserve requirement that used to be in existence prior to 1989) — and allowing an extended period of time for the FHLBanks to build their retained earnings to the mandated level — say, a seven- to ten-year phase-in, the Finance Board can meet its safety and soundness objectives without threatening the core business the FHLBanks.

Eliminate cap on excess stock.

The proposed regulation would cap the amount of excess stock an FHLBank may hold at one percent of its total assets. The Finance Board appears to have included the cap on excess stock in an effort to limit FHLBank acquisition of certain types of assets. Should the Finance Board have concerns about acquiring certain assets, such as those associated with the mortgage programs, they should address these concerns directly, and not through a cap on excess stock.

Conclusion

The board of directors and management of the Boston Bank are deeply committed to sound risk management. We have supported an increase in retained earnings, and have worked diligently to attain appropriate levels of retained earnings based on the risk profile of the Boston Bank.

We believe that with the enhancements recommended in this letter, it is possible for the FHLBanks to build increased levels of retained earnings while continuing to meet their public policy mission of serving as a steady, reliable source of liquidity for their member financial institutions.

We encourage the Finance Board to seriously consider our suggestions. We believe these critical issues and those raised by other FHLBanks can be most effectively addressed through an iterative process among the Finance Board, the Council of FHLBanks and appropriate trade representatives of the System members we are chartered to serve.

Sincerely,

Robert F. Verdonck
Chairman of the Board

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FHLB Boston
2006 Retained Earnings Plan

Executive Summary

Annually, the Bank develops a plan to ensure that current and projected levels of retained earnings are appropriate for the business strategy and risk profile, and are sufficient to absorb reasonable but unexpected losses. The Retained Earnings Plan was initially formulated in response to AB 03-8.

The Bank’s retained earnings plan has three (3) components:  Retained Earnings Model; Dividend Planning, and Retained Earnings Target Updating.

The retained earnings model is used to determine the Bank’s target level of retained earnings. As the target exceeds the current level of retained earnings, the retained earnings model must incorporate the fact that the retained earnings target will be achieved at a future date. Accordingly, the retained earnings model determines a target based on the retained earnings need at the time when the retained earnings target will be obtained. To reflect uncertainty due to the use of forecasts and estimates of market parameters, the retained earnings model determines an upper and lower range around the retained earnings target.

Current and estimated future potential dividend payments must be consistent with the Bank’s attainment of the retained earnings target.

Finally, management recognizes that balance sheet evolution and market conditions can change over time. As such,  the retained earnings model is updated on a monthly basis. In the event an updated retained earnings estimate were to exceed the upper or lower range of the initial retained earnings target, then Management would determine a new retained earnings target.

Retained Earnings Model

There are three (3) primary risk components underlying retained earnings: market risk, credit risk and operational risk. In addition, potential income volatility due to FAS 91 and FAS 133 adjustments are also included in the retained earnings target. The Retained Earnings Model uses balance sheet composition and market conditions forecasted to exist at year-end 2006 as the basis of the retained earnings target.

Market risk is the Bank’s largest risk exposure. Interest rate volatility and mortgage “extension risk” (unexpected slowdown in prepayments) are the primary causes of market risk. Both of these risk factors increase in a rising interest rate environment. Prepayment risk (unexpected increase in prepayments) is another cause of market risk; prepayment risk typically increases in a falling interest rate environment.

Credit risk is relatively low compared to the Bank’s market risk exposure. This is due to the benefits of collateral and restrictions on investments in only highly-rated assets. Credit risk is generally correlated with the economic cycle; increasing in economic downturns and decreasing in a growing economy. As a result, credit risk tends to be lowest when interest rates are low and rising (conditions typically associated with the early phases of economic expansion), and credit risk tends to be highest when interest rates are high and falling (conditions typically associated with the early phases of economic contraction).

The Retained Earnings Model incorporates a “correlation effect” that reflects the likelihood of alignment between typically higher market risk and potentially lower contemporaneous credit risk (e.g. economic expansion), as well as the likelihood of typically lower market risk and potentially higher contemporaneous credit risk (e.g., economic contraction). However, due to uncertainty and data limitations regarding the estimation precision of the correlation effect, the upper range of the retained earnings target reflects no correlation effect; that is, market, credit and operational risks are assumed to be completely correlated. The lower range assumes that market, credit and operational risks are uncorrelated.

Finally, the Retained Earnings Model includes a proxy of fifteen (15) percent of projected net income as an estimate of operational risk exposure. We believe the use of the projected net income proxy is more consistent with the Bank’s actual operational loss experience.

Market Risk

The Retained Earnings Model used the Bank’s Value-at-Risk (VaR) results as the primary measurement of market risk exposure. However, in order to estimate VaR appropriate to projected future market conditions and forecast balance sheet, the Retained Earnings Model employs regression techniques. Using year-to-date month-end VaR results, regression models revealed a high degree of statistical significance between the Bank’s market risk exposure and the following factors: (i) the level of the ten (10) year swap rate, (ii) the percentage of total assets attributed to Advances, and (iii) the percentage of total assets attributed to the MPF portfolio. Using forecasted balance sheet amounts and market conditions provided by Strategic Planning, the Retained Earnings Model estimates year-end 2006 VaR.

Credit Risk

The Retained Earnings Model incorporates Standard & Poor’s annual credit ratings migration data for the period from 1981 through 2001. This period incorporates three (3) significant economic downturns. These ratings migration data were fitted to statistical distributions in order to estimate default likelihoods over the Bank’s expected asset holding periods.

All Advances are assumed to be AAA-rated assets with an assumed ten (10) year holding period. The potential losses in the event of default were assumed to be ten (10) percent of the par value of Advance balances. These assumptions are conservative given that the Bank has never experienced credit losses related to Advances.

All MPF loans are assumed to have a seven (7) year holding period with a potential loss in the event of default of fifty (50) percent. Most MPF loans were assumed to be AA-rated; however, two hundred fifty (250) million of MPF loans were assumed to be A-rated to reflect potential loan deterioration caused by Hurricane Katrina and exposure due to small pool sizes.

Short-term investments are assumed to range between AAA-rated through A-rated assets. While these investments were assumed to have one (1) month maturities, all of these investments were assumed to roll-over (assuming no defaults had occurred) for a period of ten (10) years. Potential loss in the event of default was assumed to be sixty (60) percent for these assets.

Long-term investments are primarily assumed to be AAA-rated with a ten (10) year holding period. Similar to the estimation of default probabilities, Standard & Poor’s rating migration data are used to estimate the potential migration of these assets to BBB+ rating. Potential losses associated with long-term investments therefore are assumed to result from the sale (at a discounted price) of any asset according to the likelihood of migration to a BBB+ rating.

Operational Risk

Strategic Planning provides a year-end 2006 forecast of net income. As a result, operational risk exposure is assumed to equal fifteen (15) percent of forecasted net income.

Enterprise Risk Management Department is responsible for maintaining and updating the retained earnings model and related documentation.

Retained Earnings Forecast

The 2006 projected balance sheet and income statement is updated monthly to reflect balance-sheet changes, changes in forecasted business volumes and pricing assumptions. The dividend yield assumption, expressed as a spread over three-month LIBOR will remain consistent with the 2006 financial plan. The updated balance sheet and income statement forecast will produce a revised retained earnings forecast for each month in 2006.

The Strategic and Financial Planning Department is responsible for generating and updating the retained earnings forecast.

Compliance

A report showing that the updated retained earnings forecast falls within the updated upper and lower thresholds, as derived from the retained earnings model, is presented to the Asset and Liability Committee monthly. If changes in the balance sheet and income statement forecast, or changes in the retained earnings model output cause the new retained earnings forecast to breach the lower threshold, the condition will be reported to the Management Committee, who will recommend one of the following actions to the board of directors:

•                  To alter the Bank’s operating strategy to reduce risk enough such that the upper and lower thresholds derived from the retained earning model shifts lower.

•                  To reduce the dividend such that the new retained earnings forecast falls within the upper and lower thresholds as derived from the retained earnings model.

The Retained Earnings Plan shall be updated and approved by the board of directors at least annually